Exhibit 2.1

AGREEMENT AND PLAN OF MERGER by and among TERRA PROPERTY TRUST, INC., TERRA PROPERTY TRUST 2, INC., and TERRA SECURED INCOME FUND 7, LLC dated as of February 28, 2020
AGREEMENT and plan of merger

Contents
Clause	Page

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This AGREEMENT AND PLAN OF MERGER (“Agreement”) is dated as of February 28, 2020 by and among Terra Property Trust, Inc., a Maryland corporation (“TPT”), Terra Property Trust 2, Inc., a Maryland corporation (“TPT 2”), and Terra Secured Income Fund 7, LLC, a Delaware limited liability company (“TSIF7”) (each, a “party” and together, the “parties”).

W I T N E S S E T H:

WHEREAS, the parties to this Agreement intend for TPT 2 to be merged with and into TPT, with TPT surviving the merger (the “Merger”), occurring on the terms and subject to the conditions set forth herein and in accordance with the Maryland General Corporation Law (the “MGCL”);

WHEREAS, as of the date hereof, TSIF7 owns all of the issued and outstanding shares of common stock, $0.01 par value per share, of TPT 2 (“TPT 2 Common Stock”);

WHEREAS, as of the date hereof, 125 shares of TPT 2's 12.5% Series A Redeemable Cumulative Preferred Stock, $1,000 liquidation value per share (“TPT 2 Preferred Stock”) are issued and outstanding;

WHEREAS, the board of directors of TPT, including a majority of the independent directors of the board, have determined that it is advisable and in the best interests of TPT to enter into this Agreement and consummate the transactions contemplated hereby;

WHEREAS, the board of directors of TPT 2, including the independent director of the board, have determined that it is advisable and in the best interests of TPT 2 to enter into this Agreement and consummate the transactions contemplated hereby;

WHEREAS, TSIF7, the sole shareholder of TPT 2 Common Stock, has approved the Merger and the transactions contemplated hereby;

WHEREAS, each of the parties hereto has been advised by the other parties and acknowledges that such other parties would not be entering into this Agreement without the representations, warranties and covenants which are being made and agreed to herein by each party hereto and that such parties are entering into this Agreement in reliance on such representations, warranties and other covenants;

NOW, THEREFORE, in consideration for the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

Section 1.01.      Definitions. The following terms as used in this Agreement shall have the meanings attributed to them as set forth below. Other capitalized terms used herein shall, unless the context otherwise requires, have the meanings assigned to such terms herein.

"Act" has the meaning set forth in Section 2.01.

"Agreement" has the meaning set forth in the preamble.

"Authority" means a governmental body or agency having jurisdiction over TPT, TPT 2 or TSIF 7, as applicable.

"Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close.

"Closing" has the meaning set forth in Section 3.03.

"Code" means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequently enacted federal revenue laws.

"Common Stock Merger Consideration" means, for each share of TPT2 Common Stock issued and outstanding immediately prior to the Effective Time, that number of validly issued, fully-paid and non-assessable shares of TPT Common Stock equal to the Exchange Ratio.  The Exchange Ratio has been determined based on the relative net asset values of TPT and TPT2 as of December 31, 2019, subject to adjustment as provided in the definition of Exchange Ratio.  For purposes of determining the respective net asset values of TPT and TPT2, the value of the loans (or participation interests therein) held by each of TPT and TPT2 shall be the value of such loans (or participation interests) as set forth in the audited financial statements of TPT as of and for the year ended December 31, 2019.

"Effective Time" has the meaning set forth in Section 2.02.

"Exchange Ratio" means 1.20; provided, that the Exchange Ratio may be adjusted within 30 days following the Effective Time to reflect changes in the net working capital of each of TPT and TPT2 during the period from January 1, 2020 through the Effective Time.

"Indemnified Parties" has the meaning set forth in Section 5.02(a).

"Indemnifying Party" has the meaning set forth in Section 5.02(a).

"Laws" means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Authority.

"Loss" or "Losses" means any and all direct claims, losses, damages, costs, liabilities, fines, penalties and expenses, including, without limitation, any attorney's fees and disbursements, but excluding any contingent, punitive and consequential items.

"Merger" has the meaning set forth in the recitals.

"Merger Consideration" means the Common Stock Merger Consideration and the Preferred Stock Merger Consideration.

"MGCL" has the meaning set forth in the recitals.

"Organizational Documents" means (i) the charter, articles of organization, certificate of formation or certificate of limited partnership for such Person, (ii) the bylaws, operating agreement, limited liability company agreement, or limited partnership agreement for such Person and (iii) any certificate of qualification or foreign entity registration for such Person (together with all supplements, amendments, modifications, consents and waivers related to any of the foregoing).

"Person" means any natural person, corporation, partnership, trust, unincorporated association or other legal entity.

"Preferred Stock Merger Consideration" means $1,000 per share of TPT 2 Preferred Stock plus $25.69 of accrued and unpaid dividends.

"Securities Act" means the Securities Act of 1933, as amended.

"Surviving Entity" has the meaning set forth in Section 2.01.

"TPT" has the meaning set forth in the preamble.

"TPT Common Stock" means shares of common stock, $0.01 par value per share, of TPT.

"TPT 2" has the meaning set forth in the preamble.

"TPT Financial Statements" has the meaning set forth in Section 4.03(e).

"TPT 2 Financial Statements" has the meaning set forth in Section 4.01(e).

"TPT Material Adverse Effect" means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the TPT and its subsidiaries taken together.

"TPT 2 Material Adverse Effect" means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of TPT 2 and its subsidiaries taken together.

"TPT 2 Preferred Stock" has the meeting set forth in the recitals.

"Treasury Regulations" means the applicable Final, Proposed, and Temporary Treasury Regulations promulgated under the provisions of the Internal Revenue Code of 1986, as amended.

"TSIF7" has the meaning set forth in the preamble.

"TSIF7 Material Adverse Effect" means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of TSIF7 and its subsidiaries taken together.

Section 1.02.       Rules of Application. The definitions in Section 1.01 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation." The words "herein," "hereof," "hereunder," and similar terms shall refer to this Agreement, unless the context otherwise requires.

Article II

The Merger

Section 2.01.       Effect of the Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL, at the Effective Time (as defined below), TPT 2 will merge with and into TPT, and the separate existence of TPT 2 will cease and TPT will continue its existence under the MGCL as the surviving entity in the Merger (the “Surviving Entity”) and the Merger shall have the effects specified in the MGCL, including Section 3-114 thereof. Without limiting the generality of the foregoing, at theEffective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of TPT 2 shall vest in TPT, and all debts, liabilities, obligations, restrictions and duties TPT 2 shall shall become, and in the case of TPT shall continue to be, the debts, liabilities, obligations, restrictions and duties of the TPT.

Section 2.02.       Effective time. Unless this Agreement is sooner terminated or extended pursuant to its terms or unless otherwise agreed to in writing by the parties hereto, the Merger shall become effective (the “Effective Time”) upon the filing by the Surviving Entity with the State Department of Assessments and Taxation of the State of Maryland of an articles of merger related to the Merger, in accordance with the relevant provisions of the MGCL, or at such later date and time as may be specified therein.

Section 2.03.       Effect on TPT 2 Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each outstanding share of TPT 2 Common Stock shall be converted automatically into the right to receive the Common Stock Merger Consideration, without interest, in accordance with this Agreement, and all such shares of TPT 2 Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and TSIF7 shall no longer have any rights with respect to such shares of TPT 2 Common Stock after the Effective Time, except the right to receive such Common Stock Merger Consideration in accordance with this Agreement. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, TSIF 7 shall become a stockholder of the Surviving Entity.

Section 2.04.       Effect on TPT 2 Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each outstanding share of TPT 2 Preferred Stock shall be converted automatically into the right to receive the Preferred Stock Merger Consideration, without interest, in accordance with this Agreement, and all such shares of TPT 2 Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holders of TPT 2 Preferred Stock shall no longer have any rights with respect to such shares of TPT 2 Preferred Stock after the Effective Time, except the right to receive such Preferred Stock Merger Consideration in accordance with this Agreement.

Section 2.05.       Payment of Merger Consideration. At the Effective Time or as soon thereafter as is reasonably practical, the Surviving Entity shall, pursuant to this Agreement, issue and deliver to TSIF 7 the Common Stock Merger Consideration and pay the holders of the TPT 2 Preferred Stock the Preferred Stock Merger Consideration. If, following the Effective Time, there is an adjustment to Exchange Ratio as provided herein that results in a reduction of the Common Stock Merger Consideration, TSIF7 shall surrender (or cause to be surrendered) such amount of TPT Common Stock as is necessary to reflect the adjusted Exchange Ratio, as soon as reasonably practicable following the determination of such adjustment. If, following the Effective Time, there is an adjustment to the Exchange Ratio as provided herein that results in an increase in the Common Stock Merger Consideration, TPT shall issue to TSIF7 (or to such other entity designated by TSIF7) such amount of additional TPT Common Stock as is necessary to reflect the adjusted Exchange Ratio, as soon as reasonably practicable following the determination of such adjustment.

Section 2.06.       Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time prior to the Effective Time, as follows:

(a)                by mutual consent of all the parties;

(b)               by TPT if any of the conditions set forth in Section 3.01 have not been satisfied or waived by TPT; or

(c)                by TPT 2 if any of the conditions set forth in Section 3.02 have not been satisfied or waived by TPT 2.

If TPT or TPT 2 elects to terminate this Agreement pursuant to this Section, then terminating part shall provide written notice to the other parties of such election and the reason for terminating this Agreement and the termination of this Agreement shall be effective upon the non-issuing parties' receipt of the termination notice.

Section 2.07.       Restricted Securities. The shares of TPT Common Stock to be issued in the Merger pursuant to this Agreement have not been registered under the Securities Act, and, therefore, such shares shall be characterized as “restricted securities” under the federal securities laws. Under such laws, the shares of the TPT Common Stock may be resold without registration under the Securities Act only in certain limited circumstances. If certificated, such shares shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES LAWS OR THE SECURITIES LAWS OF ANY STATE. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF AT ANY TIME WHATSOEVER IN THE ABSENCE OF SUCH REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

Section 2.08.       Tax Treatment. The parties acknowledge and agree that, for U.S. federal income tax purposes, the Merger is intended to be treated as a tax-free reorganization pursuant to Section 368(a)(1) of the Code. Each party shall only take positions or make filings with governmental agencies that are consistent with the intended tax treatment of the Merger described in this Section 2.08.

Section 2.09.       Officers. The officers of TPT in office or position immediately prior to the Effective Time shall remain in such office or position following the Effective Time, in each case until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

Section 2.10.       Directors. At the Effective Time, the size of the Surviving Entity's board of directors shall be reduced from eight directors to four directors, and the persons set forth below shall, from and after the Effective Time, be the directors of the the Surviving Entity:

Andrew Axelrod

Vikram S. Uppal

Roger Beless

Michael Evans

Each such director of the Surviving Entity will serve until the next annual meeting of stockholders of the Surviving Entity and until his successor is duly elected and qualified or until their earlier death, resignation or removal in according with the Surviving Entity's organizational documents and the MGCL.

Article III

Conditions and Covenants

Section 3.01.       Conditions to the Obligations of TPT. The obligation of TPT to consummate the Merger shall be subject to the satisfaction, or waiver by TPT, of each of the conditions set forth below and the performance by TPT 2 and TSIF7 of their respective obligations set forth below and elsewhere in this Agreement:

(a)                Accuracy of Representations and Warranties. The representations and warranties of the TPT 2 and TSIF7 contained in Sections 4.01 and 4.02, respectively, shall be true and correct as of the date of this Agreement and the Effective Time;

(b)               Cancellation of Management Agreement. TPT 2 shall terminate its management agreement with Terra REIT Advisors, LLC;

(c)                TPT 2 Compliance. TPT 2 and TSIF7 shall have fully complied with all of their respective obligations hereunder required to be performed on or prior to the Effective Time.

If any of the foregoing conditions have not been satisfied (or waived by TPT) as of the Effective Time, TPT shall have the right, in accordance with Section 2.06, to terminate this Agreement, and, except as expressly set forth elsewhere in this Agreement, no party hereto shall thereafter have any obligation under any provision of this Agreement.

Section 3.02.       Conditions to the Obligations of TPT 2 and TSIF7. The obligation of TPT 2 and TSIF7 to consummate the Merger shall be subject to the performance by TPT of its obligations set forth below and elsewhere in this Agreement:

(a)                Accuracy of Representations and Warranties. The representations and warranties of TPT contained in Section 4.03 shall be true and correct as of the date of this Agreement and the Effective Time.

If any of the foregoing conditions have not been satisfied (or waived by TPT 2) as of the Effective Time, TPT 2 shall have the right, in accordance with Section 2.06, to terminate this Agreement, and, except as expressly set forth elsewhere in this Agreement, no party hereto shall thereafter have any obligation under any provision of this Agreement.

Section 3.03.       Covenants of TPT, TPT 2 and TSIF7.

(a)                Facilitate the Merger. From the date of this Agreement until the earlier to occur of the closing of the Merger (the "Closing") or the termination of this Agreement in accordance with the terms set forth in Section 2.06, each of TPT, TPT 2 and TSIF7 shall not take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Article IV

Representations and Warranties

Section 4.01.       Representations and Warranties of TPT 2. TPT 2 hereby represents and warrants to TPT, as of the date of this Agreement and the Effective Time (except to the extent that any such representation speaks as of a specific date, in which case only as of such specific date), as follows:

(a)                Existence and Power. TPT 2 has been duly incorporated and is validly existing and in good standing under the laws of the State of Maryland. TPT 2 has all necessary power and authority to enter into this Agreement, and all other documents to be executed and delivered in connection with the transactions that are the subject of this Agreement, and to perform its obligations in connection with the transactions that are the subject of this Agreement.

(b)               Authorization; No Contravention. The execution and delivery of this Agreement by the TPT 2 and the performance of its obligations hereunder have been duly authorized by all requisite corporate action, and all necessary authorizations, consents, approvals, elections and waivers have been obtained as of the Effective Time. This Agreement constitutes the valid, legal and binding obligation of TPT 2, enforceable against TPT 2 in accordance with its terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, or give any Person the right to exercise any remedy under, any contractual obligation, under: (i) any agreement, order or decree to which TPT 2 is a party or such Person is bound or to which any of such Person's assets are subject, (ii) the Organizational Documents of TPT 2, or (iii) any law applicable to TPT 2.

(c)                No Consents. Other than the filing of articles of merger in accordance with Section 2.02 hereof, and the actions to be taken in connection therewith, and such consents as have been obtained from TSIF7 as sole shareholder and the board of directors (including a majority of the independent directors) of TPT 2, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Authority or under any applicable Laws is required to be obtained by TPT 2 in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to prevent or materially delay TPT 2 from consummating the transactions contemplated by this Agreement or otherwise have a TPT 2 Material Adverse Effect.

(d)               No Injunction. TPT 2 is not subject to any order, writ, judgment, decree, injunction or settlement that could reasonably be expected to prevent or materially delay TPT 2 from consummating the transactions contemplated by this Agreement.

(e)                Financial Statements. The financial statements of TPT 2 as of and for the year ended December 31, 2019, together with related notes (the "TPT 2 Financial Statements"), present fairly the financial position and the results of operations and cash flows of TPT 2, at the indicated dates and for the indicated periods.  Such TPT 2 Financial Statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied throughout the periods involved, except as disclosed therein, and all adjustments necessary for a fair presentation of results for such periods have been made.  TPT 2 does not have any material liabilities or obligations, direct or contingent, not disclosed in the TPT 2 Financial Statements.

(f)                 Title. Upon the Closing of the Merger pursuant to and in accordance with the terms hereof, the Surviving Entity will have good title to the assets held by TPT 2 immediately prior to the Effective Time free and clear of all liens, claims and encumbrances of any kind.

Section 4.02.       Representations and Warranties of TSIF7. TSIF7 hereby represents and warrants to TPT, as of the date of this Agreement and the Effective Time (except to the extent that any such representation speaks as of a specific date, in which case only as of such specific date), as follows:

(a)                Existence and Power. TSIF7 has been duly formed and is validly existing and in good standing under the laws of the State of Delaware. TSIF7 has all necessary power and authority to enter into this Agreement, and all other documents to be executed and delivered in connection with the transactions that are the subject of this Agreement, and to perform its obligations in connection with the transactions that are the subject of this Agreement.

(b)               Authorization; No Contravention. The execution and delivery of this Agreement by TSIF7 and the performance of its obligations hereunder have been duly authorized by all requisite corporate action, and all necessary authorizations, consents, approvals, elections and waivers have been obtained as of the Effective Time. This Agreement constitutes the valid, legal and binding obligation of TSIF7, enforceable against TSIF7 in accordance with its terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, or give any Person the right to exercise any remedy under, any contractual obligation, under: (i) any agreement, order or decree to which TSIF7 is a party or such Person is bound or to which any of such Person's assets are subject, (ii) the Organizational Documents of TSIF7, or (iii) any law applicable to TSIF7.

(c)                No Consents. Other than the filing of articles of merger in accordance with Section 2.02 hereof, and the actions to be taken in connection therewith, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Authority or under any applicable Laws is required to be obtained by TSIF7 in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to prevent or materially delay TSIF7 from consummating the transactions contemplated by this Agreement or otherwise have a TSIF7 Material Adverse Effect.

(d)               No Injunction. TSIF7 is not subject to any order, writ, judgment, decree, injunction or settlement that could reasonably be expected to prevent or materially delay TPT 2 from consummating the transactions contemplated by this Agreement.

(e)                No Registration. TSIF7 acknowledges that (i) the TPT Common Stock to be acquired by TSIF7 hereunder has not been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws; (ii) TPT's reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of TSIF7 contained herein; (iii) the TPT Common Stock, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available; and TPT has no obligation hereunder or present intention to register the TPT Common Stock for resale under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws. TSIF7 acknowledges that because of the restrictions on transfer or assignment of the TPT Common Stock to be issued hereunder which are set forth in this Agreement and in TPT's Organizational Documents, TSIF7 may have to bear the economic risk of the TPT Common Stock issued hereby for an indefinite period of time.

(f)                 Accredited Investor. TSIF7 is an “accredited investor,” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Class B Common Stock.

(g)               Investor Status. TSIF7 (i) has a substantive, pre-existing relationship with TPT and directly contacted TPT with respect to the transactions contemplated hereby; (ii) has such knowledge, sophistication and experience in financial and business matters as to be capable of evaluating the merits and risks of a prospective investment in the TPT Common Stock; (iii) has the ability to bear the economic risks of such prospective investment; (iv) has not been offered the TPT Common Stock by any form of advertisement, article, notice, or other communication published in any newspaper, magazine, or similar medium; or broadcast over television or radio; or any seminar or meeting whose attendees have been invited by any such medium; or any registration statement or other document filed by TPT with the Securities and Exchange Commission; and did not independently contact TPT as a result of any of the foregoing; (v) has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of TPT concerning the terms and conditions of the issuance of the TPT Common Stock; and (vi) has been afforded access to information about TPT and its financial condition and results of operations sufficient to evaluate a prospective investment in the TPT Common Stock.

(h)               Taxes. TSIF7 and its subsidiaries have filed all U.S. federal income tax returns and all other material tax returns that it was required to file. All such tax returns were true, correct and complete in all material respects. All material taxes due and owing by TSIF7 or any of its subsidiaries (whether or not shown on any tax return) have been paid.

(i)                 Non-Foreign Status. TSIF7 is a "United States person" (as defined in Section 7701(a)(30) of the Code).

Section 4.03.       Representations and Warranties of TPT. TPT hereby represents and warrants to TPT 2 and TSIF7, as of the date of this Agreement and the Effective Time (except to the extent that any such representation speaks as of a specific date, in which case only as of such specific date), as follows:

(a)                Existence and Power. TPT has been duly incorporated and is validly existing and in good standing under the laws of the State of Maryland. TPT has all necessary power and authority to enter into this Agreement, and all other documents to be executed and delivered in connection with the transactions that are the subject of this Agreement, and to perform its obligations in connection with the transactions that are the subject of this Agreement.

(b)               Authorization; No Contravention. The execution and delivery of this Agreement by the TPT and the performance of its obligations hereunder have been duly authorized by all requisite corporate action, and all necessary authorizations, consents, approvals, elections and waivers have been obtained as of the Effective Time. This Agreement constitutes the valid, legal and binding obligation of TPT, enforceable against TPT in accordance with its terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, or give any Person the right to exercise any remedy under, any contractual obligation, under: (i) any agreement, order or decree to which TPT is a party or such Person is bound or to which any of such Person's assets are subject, (ii) the Organizational Documents of TPT, or (iii) any law applicable to TPT.

(c)                No Consents. Other than the filing of articles of merger in accordance with Section 2.02 hereof, and the actions to be taken in connection therewith, and such consents as have been obtained from the board of directors (including a majority of the independent directors) of TPT, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Authority or under any applicable Laws is required to be obtained by TPT in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to prevent or materially delay TPT from consummating the transactions contemplated by this Agreement or otherwise have a TPT Material Adverse Effect.

(d)               No Injunction. TPT is not subject to any order, writ, judgment, decree, injunction or settlement that could reasonably be expected to prevent or materially delay TPT from consummating the transactions contemplated by this Agreement.

(e)                Financial Statements. The consolidated financial statements of TPT as of and for the years ended December 31, 2019 and 2018, together with related notes and schedules (the "TPT Financial Statements"), present fairly the financial position and the results of operations and cash flows of TPT, at the indicated dates and for the indicated periods.  Such TPT Financial Statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied throughout the periods involved, except as disclosed therein, and all adjustments necessary for a fair presentation of results for such periods have been made.  TPT does not have any material liabilities or obligations, direct or contingent, not disclosed in the TPT Financial Statements.

(f)                 Stock Issuance. All shares of TPT Common Stock to be issued pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms and provisions of this Agreement, will be validly issued, fully paid and nonassessable and free of preemptive rights, and none of the shares of TPT Common Stock to be issued pursuant to this Agreement will be issued in violation of any applicable Laws or any preemptive or similar rights.

Article V

Indemnification

Section 5.01.       Indemnification. Subject to the limitations provided below, from and after the Effective Time, each party to this Agreement agrees to indemnify, defend and hold harmless each other party to this Agreement from and against all Losses that are incurred or suffered by any of them based upon, arising out of, in connection with or by reason of (i) the breach of any of the representations or warranties of such party or (ii) any breach by such party of its obligations under this Agreement; provided, however, that, in no event shall any party be liable for any claim or claims made by any other party for a breach of any representation, warranty, or covenant under this Agreement unless the aggregate of any Losses resulting therefrom is equal to or greater than $100,000; provided, further, however, that the maximum aggregate liability of any party shall in no event exceed an amount equal to 10% of the Common Stock Merger Consideration.

Section 5.02.       Method of Asserting Claims. All claims for indemnification by any party under this Article V shall be asserted and resolved as follows:

(a)                If a party (the "Indemnified Party") intends to seek indemnification under this Article V, it shall promptly notify the parties from which it is seeking indemnification (the "Indemnifying Parties") in writing of such claim. The failure to provide such notice will not affect any rights hereunder except to the extent an Indemnifying Party is materially prejudiced thereby.

(b)               If such claim involves a claim by a third-party against the Indemnified Party, the Indemnifying Party shall, within ten days after receipt of such notice and upon notice to the Indemnified Party, assume, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, the settlement or defense thereof (in which case any Loss associated therewith shall be the sole responsibility of the Indemnifying Party), provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by it. If the Indemnified Party determines in good faith that representation by the Indemnifying Party's counsel of (i) the Indemnifying Party and (ii) the Indemnified Party may present such counsel with a conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party's counsel. Notwithstanding the foregoing, (i) the Indemnified Party may, at the sole cost and expense of the Indemnifying Party, at any time prior to the delivery of the notice referred to in the first sentence of this Section 5.02(b) by any Indemnifying Party, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests, (ii) the Indemnified Party may take over the control of the defense or settlement of a third-party claim at any time if it irrevocably waives its right to indemnity under this Article V with respect to such claim and (iii) the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment. So long as an Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without such Indemnifying Party's consent, such consent not to be unreasonably withheld. Notwithstanding the foregoing, if the compromise or settlement of a third-party claim could reasonably be expected to adversely affect the status of TPT electing to be treated as a real investment trust within the meaning of Section 856 of the Code, and TPT is the Indemnified Party, then TPT shall make such decision to compromise or settle the third-party claim without the need to obtain the other party's consent. If the Indemnifying Party is not entitled to assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the Indemnified Party of its assumption of the defense of such claim within the ten-day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder. Any defense costs required to be paid by the Indemnifying Party shall be paid as incurred, promptly against delivery of invoices therefor.

Section 5.03.       Survival. This Article V shall survive the Closing or the termination of the parties' obligations to consummate the transactions contemplated by this Agreement. All representations and warranties contained in this Agreement shall survive the Closing for a period of six months and shall not be deemed to be merged into or waived by the instruments of the Closing.

Section 5.04.       Waiver of Claims. Deliverance of the Merger Consideration provided in this Agreement shall serve to waive all claims against TPT.

Article VI

Miscellaneous

Section 6.01.       Entire Agreement; No Amendment. This Agreement represents the entire agreement among each of the parties hereto with respect to the subject matter hereof. It is expressly understood that no representations, warranties, guarantees or other statements shall be valid or binding upon a party unless expressly set forth in this Agreement. It is further understood that any prior agreements or understandings between the parties with respect to the subject matter hereof have merged in this Agreement, which collectively fully express all agreements of the parties hereto as to the subject matter hereof and supersedes all such prior agreements and understandings. This Agreement may not be amended, modified or otherwise altered except by a written agreement signed by the party hereto against whom enforcement is sought.

Section 6.02.       Certain Expenses. Each party hereto will pay all of its own expenses incurred in connection with this Agreement and the transactions contemplated hereby (whether or not the Closing shall take place), including, without limitation, all costs and expenses herein stated to be borne by such party and all of its respective accounting, legal, investigatory and appraisal fees.

Section 6.03.       Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered with proof of delivery thereof (any notice or communication so delivered being deemed to have been received at the time delivered), or sent by United States certified mail, return receipt requested, postage prepaid (any notice or communication so sent being deemed to have been received two Business Days after mailing in the United States), with failure or refusal to accept delivery to constitute delivery for all purposes of this Agreement, addressed to the respective parties as follows:

If to TSIF7:

c/o Terra Fund Advisors, LLC

550 Fifth Avenue, 6th Floor

New York, NY 10036

Attention:	Vik Uppal

with a copy (which shall not constitute Notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention:	Jay L. Bernstein, Esq. and Jacob Farquharson, Esq.

If to TPT:

c/o Terra Capital Partners

550 Fifth Avenue, 6th Floor

New York, NY 10036

Attention:	Vik Uppal

with a copy (which shall not constitute Notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention:	Jay L. Bernstein, Esq. and Jacob Farquharson, Esq.

If to TPT 2:

c/o Terra Capital Partners

550 Fifth Avenue, 6th Floor

New York, NY 10036

Attention:	Vik Uppal

with a copy (which shall not constitute Notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention:	Jay L. Bernstein, Esq. and Jacob Farquharson, Esq.

Section 6.04.       No Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties and any such assignment, without such prior written consent, shall be void ab initio. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

Section 6.05.       Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. The parties hereby waive any objection to such exclusive jurisdiction and agree not to plead or claim that such courts represent an inconvenient forum. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY(IES) AGAINST ANY OTHER PARTY(IES) ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES CREATED HEREUNDER.

Section 6.06.       Miscellaneous. This Agreement may be executed in multiple counterparts. If so executed, all of such counterparts shall constitute but one agreement, and, in proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart. To facilitate execution of this Agreement, the parties may execute and exchange by facsimile or electronic mail PDF copies of counterparts of the signature pages. The provisions of Article 4 of this Agreement shall survive Closing for the applicable statute of limitations. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, the parties agree to use good faith efforts to negotiate a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.07.       Further Assurances. From and after the date of this Agreement and after the Closing, the parties hereto shall take such further actions and execute and deliver such further documents and instruments as may be reasonably requested by the other parties and are reasonably necessary to provide to the respective parties hereto the benefits intended to be afforded hereby.

Section 6.08.       Attorneys' Fees. If this Agreement or the transactions contemplated herein give rise to a lawsuit, arbitration or other legal proceeding between the parties hereto, the prevailing party shall be entitled to recover its costs and reasonable attorney fees in addition to any other judgment of the court or arbitrator(s).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TERRA SECURED INCOME FUND 7, LLC
a Delaware limited liability company

By: Terra Income Advisors 2, LLC
Its Manager

By: Terra Fund Advisors, LLC
Its Sole Member

By:	/s/ Bruce Batkin
Name: Bruce Batkin
Title: Authorized Signatory

TERRA PROPERTY TRUST, INC.

By:	/s/ Vikram Uppal
Name: Vikram Uppal
Title: Chief Executive Officer

TERRA PROPERTY TRUST 2, INC.

By:	/s/ Vikram Uppal
Name: Vikram Uppal
Title: Chief Executive Officer

Signature Page to Merger

Agreement